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                                    Exhibit 10.45


                                   AMENDMENT TO THE

                               SILICON GRAPHICS, INC.

                         1993 LONG-TERM INCENTIVE STOCK PLAN



    This following Amendment to the Silicon Graphics, Inc. (the "Company") 1993 Long Term Incentive Stock Plan (the "Plan") was approved by the Company's
Board of Directors at a meeting held on April 23, 1997.

    1. NON-TRANSFERABILITY OF OPTIONS AND RIGHTS. Section 10 of the Plan is hereby amended to read in its entirety as follow:

         10. TRANSFERABILITY OF OPTIONS AND RIGHTS. Unless otherwise determined by the Committee to the contrary, Options and Rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee only by the Optionee. The Committee may, in the manner established by the Committee, provide for the transfer, without payment of consideration, of an Option or Right by the Optionee to any member of the Optionee's immediate family or to a trust or partnership whose beneficiaries are members of the Optionee's immediate family. In such case, the Option or Right will be exercisable only by such transferee. Following transfer, any such Options or Rights shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer. For purposes of this Section, an Optionee's "immediate family" shall mean the Optionee's spouse, children and grandchildren.


    This amendment shall be effective as of the date first above written.